June 15, 2000

uniView Technologies Corporation
17300 North Dallas Parkway, Suite 2050
Dallas, Texas 75248

Gentlemen:

     I refer to the registration statement on Form S-8 ("Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") filed by uniView Technologies Corporation, a Texas corporation (the "Company"), with respect to the proposed offering by the Company of up to 4,500,000 shares (the "Shares") of the common stock of the Company, $0.10 par value per share (the "Common Stock"), which are subject to issuance by the Company upon exercise of options granted under the Company's 1999 Equity Incentive Plan (the "Plan").

     I have examined such corporate records, certificates and other documents and reviewed such questions of law as I have deemed necessary, relevant or appropriate to enable me to render the opinions expressed below. In rendering such opinions, I have assumed the genuineness of all signatures and the authenticity of all documents examined by me. As to various questions of fact material to such opinions, I have relied upon representations of the Company.

     Based upon such examination and representations, I am of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) upon payment of the option exercise price and issuance of the Shares in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Sincerely,

                              /s/   Billy J. Robinson

                              Billy J. Robinson, General Counsel
                              uniView Technologies Corporation